Exhibit 99.1
Shattuck Labs Reports Fourth Quarter and Full Year 2020 Financial Results and Recent Business Highlights
– Initial dose-escalation data from Phase 1 clinical trial for lead wholly owned CD47 checkpoint inhibitor, SL-172154 (SIRPα-Fc-CD40L), expected in the second half of 2021 –
– Dose-escalation data from Phase 1 clinical trial for lead partnered PD-1 checkpoint inhibitor, SL-279252 (PD1-Fc-OX40L), expected in the second half of 2021 –
AUSTIN, TX and DURHAM, NC, March 15, 2021 -- Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided recent business highlights.
“2020 was a transformative year for Shattuck, and as we look ahead to 2021, we are excited to reveal the unique biology unlocked by the Agonist Redirected Checkpoint (ARC) technology in patients with cancer,” said Taylor Schreiber, M.D., Ph.D., and Chief Executive Officer of Shattuck. “We look forward to the Phase 1 data releases in the second half of this year for SL-172154 in patients with ovarian cancer and for SL-279252 in patients with advanced solid tumors. In addition, we are on-track to file an Investigational New Drug application in 2021 and to announce the lead candidate from our Gamma Delta T Cell Engager (GADLEN) platform. This is an exciting time for Shattuck and all of our stakeholders, and we believe that we are poised for years of clinical progress and expansion.”
Fourth Quarter 2020 Recent Business Highlights and Other Recent Developments
•Continued Enrollment of Phase 1 Clinical Trial of SL-172154 in Ovarian Cancer: Shattuck continues to enroll patients in its Phase 1 clinical trial for its lead wholly owned asset SL-172154, a CD47/SIRPα inhibitor and CD40 agonist, and the second clinical program to advance from its proprietary ARC platform. The Phase 1 trial is an open label, multi-center dose-escalation study to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-172154 in patients with ovarian cancer. Initial Phase 1 dose-escalation data from the trial are expected in the second half of 2021.
•Initiated Enrollment of Phase 1 Clinical Trial of SL-172154 in Head and Neck or Skin Squamous Cell Carcinoma: Shattuck also initiated a Phase 1 clinical trial for its lead wholly owned asset SL-172154, administered intratumorally. The Phase 1 trial will evaluate the safety, tolerability, and anti-tumor effects of SL-172154 in patients with squamous cell carcinoma of the head and neck or skin. Initial Phase 1 dose-escalation data from the trial are expected in the first half of 2022.
•Continued Enrollment of Phase 1 Clinical Trial of SL-279252: Shattuck continues to enroll patients in its Phase 1 clinical trial evaluating SL-279252, a PD-1/PD-L1 inhibitor and OX40 receptor agonist. The Phase 1 trial is an open label, multi-center, dose-escalation, and dose-expansion study to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamics effects of SL-279252 in patients with advanced solid tumors or lymphomas. SL-279252 is currently being developed in collaboration with Takeda Pharmaceuticals. Phase 1 dose-escalation data from the trial are expected in the second half of 2021.
•Presented Preclinical Development of SL-9258: Preclinical data for SL-9258 (TIGIT-Fc-LIGHT), a dual TIGIT inhibitor and HVEM/LTβR agonist, was released at the TIGIT Therapies Summit in October 2020. These data provided preclinical evidence for anti-tumor activity of the murine equivalent of SL-9258 in PD-1 resistant tumors and increased tumor rejection in comparison to TIGIT blocking antibodies.

•Presented Preclinical Introduction of GADLEN Platform: Preclinical proof of concept data on Shattuck’s proprietary GADLEN platform was presented at the Society for Immunotherapy of Cancer (SITC) Meeting in November 2020. GADLEN compounds were shown to stimulate proliferation and activation of gamma delta T cells in vivo and to target those expanded cells to a selected tumor antigen.
•Completed Initial Public Offering (IPO): In October 2020, Shattuck completed an upsized IPO of common stock at $17.00 per share, raising gross proceeds of approximately $232.3 million and extending its cash runway through 2024.
Upcoming Events
•In April 2021, Shattuck will present an update on preclinical development of an in vivo model of checkpoint acquired resistance and updated information on its GADLEN platform at the American Association for Cancer Research (AACR) annual meeting.
•Shattuck will attend the following investor conferences. Details of the presentations and webcasts will be announced prior to the events.
•31st Annual Oppenheimer Healthcare Conference, March 16-18
•20th Annual Needham Healthcare Conference, April 12-15
•7th Annual Truist Securities Life Sciences Summit, May 4-5
Fourth Quarter and Full Year 2020 Financial Results
•Cash Position: As of December 31, 2020, cash and cash equivalents and short-term investments were $335.4 million, as compared to $39.1 million as of December 31, 2019. Net cash provided by financing activities for the year ended December 31, 2020 was $330.9 million, primarily comprised of approximately $117.0 million in net proceeds from Shattuck’s Series B and B-1 financings and $213.5 million in net proceeds from Shattuck’s IPO, completed in October 2020, partially offset by cash used in operating and investing activities.
•Research and Development (R&D) Expenses: R&D expenses for the fourth quarter ended December 31, 2020 were $9.8 million, as compared to $8.8 million for the fourth quarter ended December 31, 2019. R&D expenses for the year ended December 31, 2020 were $37.5 million, as compared to $29.2 million for the year ended December 31, 2019.
•General and Administrative (G&A) Expenses: G&A expenses for the fourth quarter ended December 31, 2020 were $3.6 million, as compared to $1.7 million for the fourth quarter ended December 31, 2019. General and administrative expenses for the year ended December 31, 2020 were $9.4 million, as compared to $5.7 million for the year ended December 31, 2019.
•Net Loss: Net loss was $12.0 million for the fourth quarter ended December 31, 2020, or $0.31 per basic and diluted share, as compared to a net loss of $7.4 million for the fourth quarter ended December 31, 2019, or $0.97 per basic and diluted share. Net loss for the year ended December 31, 2020 was $36.6 million, or $2.36 per basic and diluted share, as compared to $24.0 million, or $3.17 per basic and diluted share, for the year ended December 31, 2019.
2021 Financial Guidance
Shattuck believes its cash and cash equivalents and short-term investments will be sufficient to fund its operations through 2024, which is beyond results from its Phase 1 clinical trials of SL-172154 and SL-279252. This cash runway guidance is based on the Company’s current operational plans and excludes any additional funding that may be received or business development or additional clinical development activities that may be undertaken.
About Shattuck Labs, Inc.

Shattuck is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint, ARC®, platform simultaneously inhibit checkpoint molecules and activate costimulatory molecules within a single therapeutic. The company’s lead wholly owned program, SL-172154 (SIRPα-Fc-CD40L), which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in a Phase 1 trial. A second compound, SL-279252 (PD1-Fc-OX40L), is being evaluated in a Phase 1 trial in collaboration with Takeda Pharmaceuticals. Additionally, the company is advancing a proprietary Gamma Delta T Cell Engager, GADLEN™, platform, which is designed to bridge gamma delta T cells to tumor antigens for the treatment of patients with cancer. Shattuck has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding plans for our preclinical studies, clinical trials and research and development programs, the anticipated timing of the results from those studies and trials, anticipated timing for preclinical development updates, additional uses for our proprietary ARC technology and GADLEN platform, potential new uses for our product candidates, and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: the recent and ongoing COVID-19 pandemic and associated shelter-in-place orders; expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our Phase 1 clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2020, to be filed on March 16, 2021 with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact:
Conor Richardson
Senior Director, Finance & Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

Media Contact:
Stephanie Ascher
Managing Director
Stern Investor Relations, Inc.
Stephanie.Ascher@sternir.com

FINANCIAL INFORMATION
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$157,898	$7,013
Short-term investments	177,551	32,074
Prepaid expenses and other current assets	10,190	3,355
Total current assets	345,639	42,442
Property and equipment, net	3,000	2,437
Other assets	349	90
Total assets	$348,988	$44,969

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,754	$3,051
Accrued expenses	7,352	4,039
Deferred revenue - related party	7,728	12,894
Total current liabilities	16,834	19,984
Deferred revenue - related party net of current portion	21,306	9,571
Deferred rent	987	898
Total liabilities	39,127	30,453

Series A redeemable convertible preferred stock	—	49,064
Series B redeemable convertible preferred stock	—	—
Series B-1 redeemable convertible preferred stock	—	—
Stockholders’ equity (deficit):
Common stock	5	1
Additional paid-in capital	382,012	887
Accumulated other comprehensive income (loss)	(63)	54
Accumulated deficit	(72,093)	(35,490)
Total stockholders’ equity (deficit)	309,861	(34,548)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$348,988	$44,969

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
	2020	2019	2020	2019
Collaboration revenue - related party	$1,342	$2,821	$9,934	$9,887
Operating expenses:
Research and development	9,786	8,771	37,483	29,218
General and administrative	3,567	1,674	9,382	5,736
Expense from operations	13,353	10,445	46,865	34,954
Loss from operations	(12,011)	(7,624)	(36,931)	(25,067)

Other income (expense):
Interest income	75	282	549	1,184
Other	(77)	(27)	(221)	(99)
Total other income	(2)	255	328	1,085
Net loss	$(12,013)	$(7,369)	$(36,603)	$(23,982)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(52)	(65)	(117)	54
Comprehensive loss	$(12,065)	$(7,434)	$(36,720)	$(23,928)

Net loss per share—basic and diluted	$(0.31)	$(0.97)	$(2.36)	$(3.17)
Weighted-average shares outstanding—basic and diluted	38,800,057	7,595,332	15,506,067	7,556,812